Exhibit 99.1

Crescent Financial Bancshares, Inc.

1005 High House Road, Cary, NC 27513

December 28, 2011

VIA FEDERAL EXPRESS

Moira Keith

Associate Director

Nasdaq Listing Qualifications

The NASDAQ Stock Market

9800 Blackwell Road

Rockville, MD 20850

Re:	Crescent Financial Bancshares, Inc. - 2011 Annual Meeting

Dear Ms. Keith:

I am writing in response to your letter dated September 7, 2011 to Bruce Elder, Principal Financial Officer of Crescent Financial Bancshares, Inc. (“Crescent”) with regard to the 2011 Annual Meeting of Crescent stockholders.

Crescent has not held an annual stockholders meeting during 2011. The company plans to hold its 2011 annual meeting at the same time as it holds its 2012 annual meeting in May 2012, so that the meeting will be a joint 2011 and 2012 annual meeting. The Crescent Board of Directors will fix the meeting and record dates for the joint annual meeting in early January and will announce these dates in a press release.

In February 2011, Crescent entered into an investment agreement with Piedmont Community Bank Holdings, Inc. (“Piedmont”) pursuant to which Piedmont agreed to make a significant investment in Crescent and thereby become the majority stockholder of Crescent, and Piedmont agreed to conduct a tender offer for additional Crescent shares. The investment agreement provided for, among other things, a change in the composition of the Crescent Board of Directors so that designees of Piedmont would constitute a majority of the Board upon closing of the investment. Crescent called and held a special meeting of its stockholders on June 7, 2011, for the purpose of approving the investment agreement with Piedmont and certain related matters. At the meeting the stockholders voted to approve the terms of investment agreement and the related transactions, including the composition of the Board of Directors following the completion of the transaction.

The first of the contemplated transactions closed on November 18, 2011, and Piedmont became the majority stockholder of Crescent and the Board of Directors of Crescent was reconstituted as agreed by Piedmont and as approved by the stockholders of Crescent. The 2011 annual meeting was not called during 2011 due to the pendency of the transaction with Piedmont and in light of special meeting having been called and held in June 2011.

The investment and the tender offer have both now been completed, and Piedmont now owns approximately 87.5% of the outstanding shares of Crescent.

Crescent understands its obligations under the NASDAQ Listing Rules, including Listing Rules 5620(a) and 5620(b). As noted above, Crescent will hold its 2011 annual meeting in conjunction with the 2012 annual meeting in May. We expect to announce the meeting and record dates shortly after the first of the year immediately following our next meeting of the Board of Directors.

Please feel free to contact me or our counsel, Kenneth Henderson, if you have any questions or need further information.

Sincerely,

/s/ J. Adam Abram

J. Adam Abram,
Chairman

cc. Kenneth L. Henderson